SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 1) *

Full Truck Alliance Co. Ltd.

(Name of Issuer)

Class A Ordinary Shares, par value $0.00001 per share

(Title of Class of Securities)

35969L108**

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s American Depositary Shares (“ADSs”). One ADS represents 20 Class A ordinary shares.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III – ENDURANCE PARTNERS, L.P. (“SC GGF III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 261,158,080
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 261,158,080

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 261,158,080
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 18,648,294,981 shares of Class A ordinary shares outstanding upon completion of the Issuer’s offering and concurrent private placement, as reported in the Issuer’s Rule 424B Prospectus with the Securities and Exchange Commission on June 23, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III – 2020-B, L.P. (“SC GGF III—2020-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 383,031,8401
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 383,031,840

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 383,031,840
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.1%2
12	TYPE OF REPORTING PERSON PN

1	Represented by 19,151,592 ADSs.
2

Based on a total of 18,648,294,981 shares of Class A ordinary shares outstanding upon completion of the Issuer’s offering and concurrent private placement, as reported in the Issuer’s Rule 424B Prospectus with the Securities and Exchange Commission on June 23, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III – ENDURANCE PARTNERS MANAGEMENT, L.P. (“SC GGF III MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

644,189,920, of which 261,158,080 shares are directly owned by SC GGF III and 383,031,840 shares are directly owned by SC GGF III—2020-B. The General Partner of SC GGF III and SC GGF III—2020-B is SC GGF III MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

644,189,920, of which 261,158,080 shares are directly owned by SC GGF III and 383,031,840 shares are directly owned by SC GGF III—2020-B. The General Partner of SC GGF III and SC GGF III—2020-B is SC GGF III MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 644,189,920
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 18,648,294,981 shares of Class A ordinary shares outstanding upon completion of the Issuer’s offering and concurrent private placement, as reported in the Issuer’s Rule 424B Prospectus with the Securities and Exchange Commission on June 23, 2021.

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US TTGP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

644,189,920, of which 261,158,080 shares are directly owned by SC GGF III and 383,031,840 shares are directly owned by SC GGF III—2020-B. The General Partner of SC GGF III and SC GGF III—2020-B is SC GGF III MGMT. The General Partner of SC GGF III MGMT is SC US TTGP.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

644,189,920, of which 261,158,080 shares are directly owned by SC GGF III and 383,031,840 shares are directly owned by SC GGF III—2020-B. The General Partner of SC GGF III and SC GGF III—2020-B is SC GGF III MGMT. The General Partner of SC GGF III MGMT is SC US TTGP.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 644,189,920
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 18,648,294,981 shares of Class A ordinary shares outstanding upon completion of the Issuer’s offering and concurrent private placement, as reported in the Issuer’s Rule 424B Prospectus with the Securities and Exchange Commission on June 23, 2021.

1	NAME OF REPORTING PERSON SCC VENTURE V HOLDCO I, LTD. (“SCC VENTURE V HOLDCO I”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 566,842,620
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 566,842,620

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 566,842,620
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 18,648,294,981 shares of Class A ordinary shares outstanding upon completion of the Issuer’s offering and concurrent private placement, as reported in the Issuer’s Rule 424B Prospectus with the Securities and Exchange Commission on June 23, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA VENTURE FUND V, L.P. (“SEQUOIA CAPITAL CHINA VENTURE FUND V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 566,842,620, of which 566,842,620 shares are directly owned by SCC VENTURE V HOLDCO I. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 566,842,620, of which 566,842,620 shares are directly owned by SCC VENTURE V HOLDCO I. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 566,842,620
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 18,648,294,981 shares of Class A ordinary shares outstanding upon completion of the Issuer’s offering and concurrent private placement, as reported in the Issuer’s Rule 424B Prospectus with the Securities and Exchange Commission on June 23, 2021.

1	NAME OF REPORTING PERSON SCC GROWTH IV 2018-H, L.P. (“SCC GROWTH IV 2018-H”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 163,309,320
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 163,309,320

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 163,309,320
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 18,648,294,981 shares of Class A ordinary shares outstanding upon completion of the Issuer’s offering and concurrent private placement, as reported in the Issuer’s Rule 424B Prospectus with the Securities and Exchange Commission on June 23, 2021.

1	NAME OF REPORTING PERSON SC CHINA VENTURE V MANAGEMENT, L.P. (“SC CHINA VENTURE V MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

566,842,620, of which 566,842,620 shares are directly owned by SCC VENTURE V HOLDCO I. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

566,842,620, of which 566,842,620 shares are directly owned by SCC VENTURE V HOLDCO I. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 566,842,620
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 18,648,294,981 shares of Class A ordinary shares outstanding upon completion of the Issuer’s offering and concurrent private placement, as reported in the Issuer’s Rule 424B Prospectus with the Securities and Exchange Commission on June 23, 2021.

1	NAME OF REPORTING PERSON SC CHINA GROWTH IV MANAGEMENT, L.P. (“SC CHINA GROWTH IV MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 163,309,320, of which 163,309,320 shares are directly owned by SCC GROWTH IV 2018-H. The General Partner of SCC GROWTH IV 2018-H is SC CHINA GROWTH IV MANAGEMENT.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 163,309,320, of which 163,309,320 shares are directly owned by SCC GROWTH IV 2018-H. The General Partner of SCC GROWTH IV 2018-H is SC CHINA GROWTH IV MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 163,309,320
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 18,648,294,981 shares of Class A ordinary shares outstanding upon completion of the Issuer’s offering and concurrent private placement, as reported in the Issuer’s Rule 424B Prospectus with the Securities and Exchange Commission on June 23, 2021.

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SC CHINA HOLDING”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

730,151,940, of which 566,842,620 shares are directly owned by SCC VENTURE V HOLDCO and 163,309,320 shares are directly owned by SCC GROWTH IV 2018-H. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANAGEMENT. The General Partner of SCC GROWTH IV 2018-H is SC CHINA GROWTH IV MANAGEMENT. The General Partner of each of SC CHINA VENTURE V MANAGEMENT and SC CHINA GROWTH IV MANAGEMENT is SC CHINA HOLDING.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

730,151,940, of which 566,842,620 shares are directly owned by SCC VENTURE V HOLDCO and 163,309,320 shares are directly owned by SCC GROWTH IV 2018-H. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANAGEMENT. The General Partner of SCC GROWTH IV 2018-H is SC CHINA GROWTH IV MANAGEMENT. The General Partner of each of SC CHINA VENTURE V MANAGEMENT and SC CHINA GROWTH IV MANAGEMENT is SC CHINA HOLDING.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 730,151,940
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.9%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 18,648,294,981 shares of Class A ordinary shares outstanding upon completion of the Issuer’s offering and concurrent private placement, as reported in the Issuer’s Rule 424B Prospectus with the Securities and Exchange Commission on June 23, 2021.

1	NAME OF REPORTING PERSON SNP CHINA ENTERPRISES LIMITED (“SNP CHINA ENTERPRISES”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

730,151,940, of which 566,842,620 shares are directly owned by SCC VENTURE V HOLDCO and 163,309,320 shares are directly owned by SCC GROWTH IV 2018-H. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANAGEMENT. The General Partner of SCC GROWTH IV 2018-H is SC CHINA GROWTH IV MANAGEMENT. The General Partner of each of SC CHINA VENTURE V MANAGEMENT and SC CHINA GROWTH IV MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

730,151,940, of which 566,842,620 shares are directly owned by SCC VENTURE V HOLDCO and 163,309,320 shares are directly owned by SCC GROWTH IV 2018-H. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANAGEMENT. The General Partner of SCC GROWTH IV 2018-H is SC CHINA GROWTH IV MANAGEMENT. The General Partner of each of SC CHINA VENTURE V MANAGEMENT and SC CHINA GROWTH IV MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 730,151,940
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.9%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 18,648,294,981 shares of Class A ordinary shares outstanding upon completion of the Issuer’s offering and concurrent private placement, as reported in the Issuer’s Rule 424B Prospectus with the Securities and Exchange Commission on June 23, 2021.

1	NAME OF REPORTING PERSON DOUGLAS LEONE (“DL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

644,189,920, of which 261,158,080 shares are directly owned by SC GGF III and 383,031,840 shares are directly owned by SC GGF III—2020-B. The General Partner of SC GGF III and SC GGF III—2020-B is SC GGF III MGMT. The General Partner of SC GGF III MGMT is SC US TTGP. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGF III and SC GGF III—2020-B are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

644,189,920, of which 261,158,080 shares are directly owned by SC GGF III and 383,031,840 shares are directly owned by SC GGF III—2020-B. The General Partner of SC GGF III and SC GGF III—2020-B is SC GGF III MGMT. The General Partner of SC GGF III MGMT is SC US TTGP. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGF III and SC GGF III—2020-B are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 644,189,920
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 18,648,294,981 shares of Class A ordinary shares outstanding upon completion of the Issuer’s offering and concurrent private placement, as reported in the Issuer’s Rule 424B Prospectus with the Securities and Exchange Commission on June 23, 2021.

1	NAME OF REPORTING PERSON ROELOF BOTHA (“RB”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

644,189,920, of which 261,158,080 shares are directly owned by SC GGF III and 383,031,840 shares are directly owned by SC GGF III—2020-B. The General Partner of SC GGF III and SC GGF III—2020-B is SC GGF III MGMT. The General Partner of SC GGF III MGMT is SC US TTGP. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGF III and SC GGF III—2020-B are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

644,189,920, of which 261,158,080 shares are directly owned by SC GGF III and 383,031,840 shares are directly owned by SC GGF III—2020-B. The General Partner of SC GGF III and SC GGF III—2020-B is SC GGF III MGMT. The General Partner of SC GGF III MGMT is SC US TTGP. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGF III and SC GGF III—2020-B are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 644,189,920
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 18,648,294,981 shares of Class A ordinary shares outstanding upon completion of the Issuer’s offering and concurrent private placement, as reported in the Issuer’s Rule 424B Prospectus with the Securities and Exchange Commission on June 23, 2021.

1	NAME OF REPORTING PERSON NEIL NANPENG SHEN (“NS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

730,151,940, of which 566,842,620 shares are directly owned by SCC VENTURE V HOLDCO and 163,309,320 shares are directly owned by SCC GROWTH IV 2018-H. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANAGEMENT. The General Partner of SCC GROWTH IV 2018-H is SC CHINA GROWTH IV MANAGEMENT. The General Partner of each of SC CHINA VENTURE V MANAGEMENT and SC CHINA GROWTH IV MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns SNP CHINA ENTERPRISES

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

730,151,940, of which 566,842,620 shares are directly owned by SCC VENTURE V HOLDCO and 163,309,320 shares are directly owned by SCC GROWTH IV 2018-H. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANAGEMENT. The General Partner of SCC GROWTH IV 2018-H is SC CHINA GROWTH IV MANAGEMENT. The General Partner of each of SC CHINA VENTURE V MANAGEMENT and SC CHINA GROWTH IV MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns SNP CHINA ENTERPRISES.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 730,151,940
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.9%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 18,648,294,981 shares of Class A ordinary shares outstanding upon completion of the Issuer’s offering and concurrent private placement, as reported in the Issuer’s Rule 424B Prospectus with the Securities and Exchange Commission on June 23, 2021.

Explanatory Note: This Amendment No. 1 to Schedule 13G is made to include certain shares beneficially owned by certain Reporting Persons that were inadvertently omitted from the filing made on February 14, 2022 (the “Initial Filing”). Except for the foregoing, the information included in the Initial Filing is unchanged.

ITEM 1.

(a) Name of Issuer:

Full Truck Alliance Co. Ltd.

(b) Address of Issuer’s Principal Executive Offices:

No. 123 Kaifa Avenue	Wanbo Science and Technology Park, 20
Economic and Technical Development Zone,	Fengxin Road
Guiyang	Yuhuatai District, Nanjing
Guizhou 550009	Jiangsu 210012
People’s Republic of China	People’s Republic of China

ITEM	2.

(a) Name of Persons Filing:

Sequoia Capital Global Growth Fund III – Endurance Partners, L.P.

Sequoia Capital Global Growth Fund III—2020-B, L.P.

Sequoia Capital Global Growth Fund III – Endurance Partners Management, L.P.

SC US (TTGP), Ltd.

SCC Venture V Holdco I, Ltd.

Sequoia Capital China Venture Fund V, L.P.

SCC Growth IV 2018-H, L.P.

SC China Venture V Management, L.P.

SC China Growth IV Management, L.P.

SC China Holding Limited

SNP China Enterprises Limited

Douglas Leone

Roelof Botha

Neil Nanpeng Shen

The General Partner of SC GGF III is SC GGF III MGMT. The General Partner of SC GGF III MGMT is SC US TTGP. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGF III are Messrs. DL and RB.

The General Partner of SC GGF III—2020-B is SC GGF III MGMT. The General Partner of SC GGF III MGMT is SC US TTGP. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGF III—2020-B are Messrs. DL and RB.

The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANGAEMENT. The General Partner of SC CHINA VENTURE V MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns SNP CHINA ENTERPRISES.

The General Partner of SCC GROWTH IV 2018-H is SC CHINA GROWTH IV MANAGEMENT. The General Partner of SC CHINA GROWTH IV MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns SNP CHINA ENTERPRISES.

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SC GGF III, SC GGF III—2020-B, SC GGF III MGMT, SC US TTGP, SCC VENTURE V HOLDCO I, SEQUOIA CAPITAL CHINA VENTURE FUND V, SCC GROWTH IV 2018-H, SC CHINA VENTURE V MANAGEMENT, SC CHINA GROWTH IV MANAGEMENT, SC CHINA HOLDING: Cayman Islands

SNP CHINA ENTERPRISES: British Virgin Islands

DL, RB: USA

NS: Hong Kong SAR

(d) CUSIP Number:

35969L108

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 25, 2022

Sequoia Capital Global Growth Fund III – Endurance Partners, L.P.

By: Sequoia Capital Global Growth Fund III – Endurance Partners Management, L.P., its General Partner

By: SC (US) TTGP, Ltd., its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Authorized Signatory

Sequoia Capital Global Growth Fund III—2020-B, L.P.

By:	Sequoia Capital Global Growth Fund III—Endurance Partners Management, L.P., its General Partner

By:	SC US (TTGP), Ltd., its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Authorized Signatory

Sequoia Capital Global Growth Fund III – Endurance Partners Management, L.P.

By: SC US (TTGP), Ltd., its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Authorized Signatory

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Authorized Signatory

Douglas Leone

By:	/s/ Douglas Leone
Douglas Leone

Roelof Botha

By:	/s/ Roelof Botha
Roelof Botha

SCC Venture V Holdco I, Ltd.

By: Sequoia Capital China Venture Fund V, L.P., its sole shareholder

By: SC China Venture V Management, L.P., its General Partner

By: SC China Holding Limited, its General Partner

By: SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Venture Fund V, L.P.

By:	SC China Venture V Management, L.P., its General Partner

By:	SC China Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC Growth IV 2018-H, L.P.

By:	SC China Growth IV Management, L.P., its General Partner

By:	SC China Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Venture V Management, L.P.

By:	SC China Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Growth IV Management, L.P.

By:	SC China Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Holding Limited

By:	SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SNP China Enterprises Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Neil Nanpeng Shen

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen